                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 1)*



                           LOGAN'S ROADHOUSE, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                 541198-10-7
--------------------------------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 4 pages

CUSIP NO. 541198-10-7                 13G              PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles F. McWhorter, Jr.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES                      450,537
 BENEFICIALLY          --------------------------------------------------------
  OWNED BY             (6)     SHARED VOTING POWER
    EACH
  REPORTING
 PERSON WITH           --------------------------------------------------------
                       (7)     SOLE DISPOSITIVE POWER

                               450,537
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER


                       --------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          450,537
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          7.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 2 of 4 pages

ITEM 1(A).        NAME OF ISSUER: Logan's Roadhouse, Inc.
ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:              565 Marriott Drive, Suite 490
                                                                                Nashville, Tennessee 37214

ITEM 2(A)         NAME OF PERSON FILING: Charles F. McWhorter, Jr.
ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:  1201 Knox Valley Drive
                                                                                Brentwood, Tennessee 37027
ITEM 2(C)         CITIZENSHIP: United States
ITEM 2(D)         TITLE OF CLASS OF SECURITIES: Common Stock
ITEM 2(E)         CUSIP NUMBER: 541198-10-7

ITEM 3.           Not applicable

ITEM 4.           OWNERSHIP.
                  (a)      450,537
                  (b)      7.5%
                  (c)      (i)      450,537
                           (ii)     None
                           (iii)    450,537
                           (iv)     None

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  Not applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
                  SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  Not applicable

ITEM 10.          CERTIFICATION.
                  Not applicable


                               Page 3 of 4 pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                        February 13, 1997
                    ----------------------------------
                        Date

                        /s/ Charles F. McWhorter, Jr.
                    ----------------------------------
                        Signature

                        Charles F. McWhorter, Jr.
                    ----------------------------------
                        Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                              Page 4 of 4 pages